Exhibit 10.23

MITCHELL R. LABAR

EMPLOYMENT AGREEMENT

AGREEMENT made effective as of the March 31, 2016 by and between MARCUS & MILLICHAP, INC. a Delaware corporation, hereinafter referred to as “Company” and MITCHELL R. LABAR hereinafter referred to as “Employee.” The Employee and the Company hereinafter collectively referred to as the “Parties.”

WHEREAS, the parties desire to enter into an employment agreement (the “Agreement”) whereby the Company will employ Employee as its Chief Operating Officer;

NOW, THEREFORE, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

2. Term of Employment. This Agreement shall be in effect from March 31, 2016. The Company and Employee hereby agree that Employee’s employment with the Company is for no specified period of time and constitutes “at will” employment. As such, either party may terminate this Agreement and the parties’ employment relationship at any time, with or without cause, on fifteen (15) days’ written notice to the other party. Such termination shall not prejudice any remedy which either party may have against the other at law, in equity, or under this Agreement. The term of Employee’s employment under this Agreement referred to as the “Employment Period”.

3. Duties. Subject to the control and direction of either the Company’s Board of Directors (the “Board”) the Executive Committee of the Board of Directors (the “Executive Committee”), and the Company’s President and Chief Executive Officer, Employee shall serve as the Chief Operating Officer in the Company’s Calabasas Office, State of California. Employee shall serve as an officer of the Company pursuant to the powers set forth in the Company’s bylaws and policies and procedures, shall serve the Company diligently and according to his best abilities in all respects, and generally do all things for the best interest of the Company as are usually done by persons occupying similar positions in similar businesses. Employee shall render such other unrelated services and duties as may be assigned to him from time to time by the Board of Directors or its Executive Committee, or the President and Chief Executive Officer.

4. Manner of Performance. During the Employment Period, Employee shall devote all of his business time to the performance of his duties for the Company. Employee shall at all times faithfully, industriously, and to the best of his ability, experience, and talent, perform all duties that may be required of and from him, pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Such duties shall be rendered at the above-mentioned premises and at such other place or places as the Company shall in good faith require or as the interests, needs, business, and opportunities of the Company shall require or make advisable. During the Employment Period, without the prior written approval of the Board or the Executive Committee, Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Employee may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of Employee’s duties under this Agreement. Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during the Employment Period. Employee acknowledges that he has received and has read a copy of the Company’s Employee Manual as now in effect and as revised from time to time, and agrees to abide by all terms and conditions thereof and any future modifications thereto.

5. Compensation; Fringe Benefits; and Employee Benefits. The compensation and fringe benefits to be received by Employee in consideration of the services to be rendered by Employee are set forth in Exhibit “A”

attached hereto. The terms and provisions of Exhibit “A” are fully incorporated into this Agreement by this reference. Employee shall not be entitled to any compensation or benefits from the Company except as set forth in this Agreement and on Exhibit “A” hereto, or in the Equity Agreements defined in Section 11 below. It is understood and acknowledged that the compensation provided to Employee hereunder is subject to modification by the Company’s Compensation Committee upon written notice to Employee in the exercise of its reasonable discretion. During the Employment Period, Employee shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

6. Effect of Termination on Compensation. Employee shall be entitled to the base salary and fringe benefits earned by him prior to the date of termination as set forth in Exhibit A and such other compensation and benefits from the Company as may be required by law. Employee shall not earn or become entitled to any incentive compensation which has not been previously awarded by the Company before the date of termination, excluding rights contained in the Equity Agreements.

Employee shall be obligated to return to the Company, within ten (10) days after the termination of his employment, advance payments, if any, of incentive compensation made to him during the annual period in which such termination occurs. Interest shall accrue on the sum of any such advances at the rate of ten percent (10%) per annum after said ten-day period.

7. Business Expenses. The Company will promptly reimburse Employee for reasonable business expenses incurred by Employee in promoting the business of the Company, including expenditures for entertainment, gifts and travel, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of the Company; and

(ii) Employee furnishes to the Company, in accordance with the Company’s established policy, adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as income tax deductions

8. Non-Solicitation and Confidential Information.

(i) Employee acknowledges that as Chief Operating Officer and as an officer of the Company, he serves in a position of trust to the Company and its affiliates and that he owes a fiduciary duty of loyalty to the Company, its shareholders and its affiliates. Employee acknowledges and agrees that the Company has a legitimate interest in protecting its confidential and proprietary information. Therefore, during the term of this Agreement, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, owner, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company or the Company’s affiliates. As a result, Employee agrees that, during the term of his employment with the Company or with any of its affiliates and that for a three-year period thereafter, he will not solicit any employees, agents and brokers, or sales personnel or clients of the Company or its affiliates for the purpose of requesting any such person to list property with a person or entity other than the Company or to join Employee in a business operation or venture competitive to the business of the Company or its affiliates. For the purpose of this Agreement, the affiliates of the Company consist of all entities and corporations which are subsidiaries of the Company. This agreement does not prohibit the hiring of individuals who were not solicited by Employee or someone acting on behalf of or at the direction of Employee. Employee agrees that these restrictions are both necessary and appropriate in time and scope. It is acknowledged that this provision operates in addition to and not in conflict with the Restrictive Covenants set out in the Equity Agreements defined in Section 11 below.

(ii) Employee recognizes that information will be disclosed or made known to him as a consequence of or through his employment by the Company pertaining to (1) the Company’s and its affiliates’ sales programs and services, including information relating to market research and development, training, computer programs and systems, computerized information access, accounting, marketing and selling plans and proposals; (2) the Company’s and its affiliates’ financial affairs, their customers, their employees and independent sales personnel and the scope of their work; (3) past, present or future research and studies concerning customers and customer development and business activities; and (4) such other matters relating to the Company and its affiliates as may be in any way helpful to their competitors. All such information is hereafter referred to as “Confidential Information”; provided, however, that Confidential Information does not include any knowledge, procedures or techniques acquired or known by Employee in their entirety prior to his employment by the Company by reason of his previous employment or experience.

(iii) Except as strictly required in the performance of his duties to the Company, Employee will never directly or indirectly use, disseminate or disclose any Confidential Information, either during or subsequent to his employment with the Company.

(iv) In the event of a violation or a threatened violation by Employee of any of the terms of this Section 8, Employee hereby acknowledges and agrees that the Company, in addition to all other remedies available to it at law, in equity or under this Agreement, will have the right to affirmative or negative injunctive relief from a court of competent jurisdiction, without the necessity of posting bond. Furthermore, the Company will have the right to (a) restrain Employee from disclosing or using, in whole or in part, any Confidential Information, and (b) restrain Employee from any continued or threatened violation of the restrictive covenants contained in this Agreement.

9. Ownership of Records. All documents and other materials relating to the Company’s or its affiliates’ accounts of customers, real estate listings, employees, sales personnel, computer programs, investments, financial statements, training programs or any other type of Confidential Information, and all copies thereof, and all documents prepared by Employee or otherwise coming into his possession during the course of his employment with the Company, are the exclusive property of the Company. All such documents shall be immediately returned by Employee to the Company upon termination of his employment for any reason.

10. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by certified mail. Mailed notices shall be addressed to the parties at the addresses appearing just under their signature on the execution page of this Agreement, but each party may change his address by giving written notice thereof to the other party.

11. Entire Agreement. This Agreement supersedes any and all other previous agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. This Agreement does not however modify the terms of existing agreements entered into with Employee regarding shares of stock or other equity in the Company, such as the Sale Restriction Agreement dated as of November 4, 2013 (the “SRA”) and the Restricted Stock Purchase Agreement, Buy-Sell Agreement and SAR Conversion Agreement, all as defined in the SRA, and any Deferred Stock Unit Award Agreement or Restricted Stock Unit Award Agreement (collectively referred to as the “Equity Agreements”). In the event of a conflict between this Agreement and any of the Equity Agreements, the terms of the Equity Agreements shall govern. Any modification of this Agreement will be effective only it if is in writing signed by the party to be charged.

12. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

13. Mutual Arbitration.

(i) The Parties agree to submit to a mutual and voluntary system of binding arbitration to resolve all disputes that relate to or may arise out of this Agreement, Employee’s employment with the Company, or any other dispute between Employee and the Company or its subsidiaries, related entities, agents, employees, executives, officers, or independent contractors. The arbitration will be conducted in Los Angeles, California by ADR Services, Inc., or other administrator if the parties mutually agree, in accordance with its dispute resolution procedures (the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control except to the extent any such term or procedure is deemed unenforceable and severed from the Agreement. A copy of the Rules may be found on ADR Services Inc.’s website at www.adrservices.org.

(ii) The Parties understand that any claim, dispute, and/or controversy between the Parties (or any related parties, owners, directors, officers, managers, employees, parent companies or subsidiaries, or agents) shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (“FAA”) and in conformity with the procedures of the California Arbitration Act (Cal. Code Civ. Proc. sec 1280 et seq., including section 1283.05) and all of the FAA’s other mandatory and permissive requirements including, but not limited to, the FAA’s requirements regarding discovery, hearings, and a written ruling. The parties expressly agree that the FAA applies to this agreement because the Company’s business, and the Parties’ conduct in the course of business, directly relates to and substantially affects interstate commerce.

(iii) This agreement to arbitrate includes all disputes, whether based on tort, contract, regulation, statute (including, but not limited to, any claims of discrimination and harassment, whether they be based on the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, or any other state or federal law or regulation), equitable law, or otherwise. Employee understands that this provision, and the description of disputes herein, expressly includes any claims arising from or relating to Employee’s employment.

(iv) It is the Parties’ intent that this agreement be construed to the fullest extent allowed by law, such that the only exceptions shall be for claims arising under the National Labor Relations Act which are brought before the National Labor Relations Board, claims for medical and disability benefits under the California Workers’ Compensation Act, Employment Development Department claims, claims under California’s Private Attorney General Act (Cal. Lab. Code § 2698, et seq.), or as otherwise required by law. Nothing herein shall prevent Employee, or other party as permitted by law, from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission. However, if Employee, or other party as permitted by law, chooses to pursue a claim following the exhaustion of such administrative remedies, including the issuance of a right-to-sue letter, that claim would be subject to the provisions of this Agreement. Employee would be prohibited from obtaining any monetary or non-monetary relief from a third party’s action to the fullest extent allowed by law.

(v) In addition to any other requirements imposed by law, the single neutral arbitrator selected shall be a retired California Superior or Appellate Court Judge (or otherwise qualified individual if the parties mutually agree) in accordance with ADR Services’ procedures, and shall be subject to disqualification on the same grounds as would apply to a judge of such court. All rules of pleading, all rules of evidence, and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings shall apply and be observed. The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in the dispute, consistent with the expedited nature of arbitration. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. As reasonably required to allow full use and benefit of this agreement’s modifications to the FAA’s procedures, the arbitrator shall extend the times set by the FAA for the giving of notices and setting of hearings. Awards shall include the arbitrator’s written reasoned opinion.

(vi) By entering into this arbitration agreement the Parties understand and agree they are waiving their right to trial by jury of any claim against each other. Additionally, to the fullest extent permitted by law this arbitration agreement shall not be construed to allow or permit the consolidation or joinder of other claims or controversies involving any other employee, and will not proceed as a class, collective, or representative action. The arbitrator does not have the authority to order or certify any class, representative, or collective action. The Parties understand and agree to any right they may have otherwise had to bring or to otherwise participate in an action on a class, collective, or representative basis to the fullest extent allowed by law, excluding claims brought under California Private Attorneys General Act (Cal. Labor Code section 2698, et seq.) (“PAGA”) or other any basis). All PAGA claims shall be brought in court only, and shall be stayed until the resolution of all arbitrible claims.

(vii) Resolution of all disputes shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law.

(viii) The Company agrees to pay all costs unique to arbitration that Employee would not otherwise have to pay if Employee filed a claim in civil court, including the cost of the arbitrator.

(ix) This is the entire arbitration agreement between the Parties. It supersedes any and all prior agreements regarding these issues. Any agreement contrary to the foregoing must be agreed upon, in writing, by the affected Party and the Company. No supervisor or representative of the Company has any authority to enter into any agreement contrary to the foregoing arbitration provisions. Oral representations made before, during, or after employment do not alter this arbitration agreement.

Initials:
	Employee	Company

14. Attorneys’ Fees. In the event a lawsuit or arbitration is instituted by either party concerning any aspect of this Agreement, the prevailing party shall be entitled to recover from the other party court costs and reasonable attorneys’ fees to the fullest extent allowed by law in addition to any other appropriate relief.

15. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

16. Clawback. Employee acknowledges and agrees that the Company will be entitled, pursuant to any policy it adopts to comply with the clawback rules implemented by the Securities and Exchange Commission and /or our exchange listing standards, to recover from Employee, regardless of fault, that portion of performance-based compensation based on financial information required to be reported under the securities laws that would not have been paid in the three completed fiscal years preceding the year(s) in which an accounting restatement is required to be filed to correct a material error.

17. Miscellaneous Provisions.

(i) Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement. Additionally, this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(ii) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(iii) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Employee’s case, mailed notices shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(iv) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(v) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(vi) No Assignment. This Agreement and all of Employee’s rights and obligations hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(vii) Acknowledgment. Employee acknowledges that Employee had the opportunity to discuss this matter with and obtain advice from Employee’s private attorney, had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(viii) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A fully executed copy of the Agreement shall have the same force and effect as the original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYEE	MARCUS & MILLICHAP, INC., a Delaware corporation

/s/ Mitchell R. LaBar	By:	/s/ George M. Marcus
MITCHELL R. LABAR		GEORGE M. MARCUS Co-Chairman

EXHIBIT A

1.	Base Salary: An annual base salary of Four Hundred and Fifty Thousand Dollars ($450,000.00), payable in equal semi-monthly installments, and prorated for the remainder of the 2016 fiscal year, ending December 31, 2016.

2.	Annual Discretionary Incentive: Subject to the Employee’s continued employment through the applicable annual incentive payment date, Employee will be eligible to earn an annual discretionary incentive for the entire fiscal year pursuant to the incentive plan for the Employee approved by the Company’s Compensation Committee for each fiscal year.

3.	Restricted Stock Awards: Upon the first day of Employee’s employment with the Company, Employee will receive a grant of Thirty Thousand (30,000) Restricted Stock Units (“RSU”) (“RSU Grant”). These RSUs awards shall be subject to a five-year vesting schedule and to the terms and conditions of the Company’s standard RSU Agreement and Omnibus Equity Incentive Plan in effect on the date of issue, and as may be modified from time to time in the Company’s discretion.

4.	No Severance: In the event that Employee’s employment terminates for any reason, the Company shall have no obligation to pay Employee any severance compensation, payments or benefits.

5.	Additional Benefits.

a.	Cellular Phone Allowance: Employee shall be entitled to a monthly cellular phone allowance in the amount of One Hundred Dollars ($100.00), reimbursed through regular and timely Expense Report submittal.

b.	Automobile Benefit: Employee shall receive all automobile-related benefits and reimbursements in accordance with the Company’s usual and customary policies associated with the title of Executive Vice President.

c.	Insurance and Retirement: Employee shall be entitled to participate in insurance packages (medical, dental, and life) in accordance with the terms of Company Insurance Plan(s) available to eligible Company employees. Additionally, Employee shall be entitled to participate in a retirement savings plan in accordance with the terms of Company 401(K) Plan(s) available to eligible Company employees.

d.	Vacation Policy: Employee shall be eligible to accrue paid vacation time in accordance with Company policy.